Aurelio Intercepts 165 feet Averaging 2.30% Zinc and 18.25 ppm Silver

At Hill Copper-Zinc Project, Arizona

LITTLETON, COLORADO, November 16, 2007 News Release #07-23

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to announce further results from recent infill drilling in the MAN Area of the Company's wholly-owned Hill Copper-Zinc Project, located in the Turquoise Mining District, Cochise County, Arizona.

The grades in drill hole BR07-27 are significantly higher than the average grades reported in the CAM mineralized material inventory (see Aurelio's October 30, 2007 news release). The latest results, shown in Table 1, exceed the grades reported from surrounding holes drilled in the late 1980s by Santa Fe Pacific Mining, Inc.

Table 1

Additional Drilling Results, Hill Copper-Zinc Project (MAN Area)
Drill Hole	From	To	Interval	Zinc	Copper	Silver	Comments
BR07-27	300 ft	465 ft	165 ft	2.30%	0.09%	18.25 ppm	Sulfides
including:	305 ft	375 ft	70 ft	3.84%	0.12%	28.71 ppm

also:	130 ft	295 ft	165 ft	0.02%	0.47%	2.96 ppm	Chalcocite blanket

Hole BR07-27 bottomed in ore-grade mineralization, with the final five-foot assay interval (460 to 465 feet [ft]) averaging 0.88% zinc and 3.4 parts-per-million (ppm) silver.

Aurelio's geologists regard this drill hole as typical of the geology of the MAN Area deposit, with a well-defined chalcocite blanket overlying a higher-grade sulfide ore zone.

Drill hole BR07-27 intercepted an area of the deposit with both significantly higher zinc and silver grades in the underlying sulfide (carbonate replacement) zone, as well as a much thicker and higher-grade chalcocite zone nearer the surface.

The MAN Area mineralized zone remains open along strike and at depth.

Gold assay results for drill hole BR07-27 are pending.

Drilling is continuing in a previously unexplored area between the South Courtland and MAN areas of the Project where strong alteration and turquoise veining has been observed at the surface.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's wholly-owned Hill Copper-Zinc Project, Arizona contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company recently announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen Doppler Diane Dudley

President & CEO Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will" , "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and 10-QSB filed with the Securities and Exchange Commission.